EXCLUSIVE LICENSING AGREEMENT

        AGREEMENT, dated as of March 22, 1994, by and between ABL PROPERTIES COMPANY, a New Jersey partnership, with an address at 21 Hutton Avenue, No.6, West Orange, New Jersey 07052 (hereafter called "Licensor"), and TRB SYSTEMS INC., a New York corporation, having a place of business at 354 Eisenhower Parkway, Suite #26, Livingston, New Jersey 07039 (hereafter called "Licensee"). The parties agree as follows:


Part I. Background


1.1	Licensor has conducted research and experimental work relating to
        Foot Operated Lever or Oscillating Pedal Propelled Bicycles and Tricycles (hereafter called the "Technology") and is the owner of certain patents and/or patent applications relating thereto which are listed in Exhibit A to this Agreement and further including all reissues, continuations, extensions, renewals, and divisions thereof together with all priority rights therein (hereafter called "Patent Rights") and is also the owner of unpatented know-how and trade secrets relating to the Technology ("hereafter called "Know-How").

1.2	Licensee proposes to engage in the business of manufacturing and selling Bicycles and Tricycles embodying the Technology and which may be covered by the Patent Rights and Know-How (hereafter called "Products" or "Licensed Products") and wishes to obtain a license to use the Technology and information concerning the Technology from the Licensor in the manufacture of such Products.

1.3	Licensor is willing to provide information concerning the Technology and to grant licenses to the Licensee for the payments specified hereafter to enable Licensee to manufacture and sell Licensed Products.

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ABL Properties/TRB License Agreement

1.4	Licensee has, for the ease of accountancy, requested Licensor to grant license rights at flat rates for Licensed Products utilizing the Technology or embodying the Patent Rights and Know-How.


Part II. Grant and Grant-Back


2.1	Subject to the conditions hereafter set forth, Licensor hereby grants to Licensee an exclusive license to use the Know-How concerning the Technology and to make, have made, use and sell Licensed Products within the scope of the Patent Rights in all countries world-wide except Taiwan and Korea. The license granted herein includes the right to sublicense, subject to the same conditions, including payment of royalties and confidentiality. Any sublicenses shall terminate or expire with the termination or expiration of Licensee's license.

2.2	In the event that Licensee or any of Licensee's employees shall make or acquire any invention or improvement relating to inventions licensed under this Agreement, then Licensee shall disclose and

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        communicate such invention or improvement to Licensor and shall aid and assist Licensor in acquiring patent protection thereof at the expense of Licensor. Any such invention or improvement shall be assigned to Licensor, together with all patent rights thereunder, so that Licensee and all other licensees of Licensor shall have a noncancellable royalty-free license as to any such inventions or improvements during the life of this Agreement.


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ABL Properties/TRB License Agreement

Part III. Assistance


3.1 	 Licensor shall promptly after the date this Agreement becomes effective, provide Licensee with all drawings, disclosures, technical reports, tests and other documents relating to the manufacture, use and/or sale of the Technology as have been prepared by the Licensor.
3.2 	 Licensor shall provide to Licensee, at Licensor's expense, upon request and during a period ending 90 days following the transmittal of information under Part 3.1, up to 5 man days of technical assistance of an engineer in the employ of Licensor having knowledge of the transmitted information, for the purpose of explaining and answering questions with respect to the Technology. Such technical assistance shall be provided as soon as it is practicable to do so after the request for assistance is received.


Part IV. Payments and Reports


4.1	Licensee shall pay to Licensor the sum of TWO HUNDRED THOUSAND
        DOLLARS ($200,000) as an initial license fee upon the execution of this Agreement. Thereafter during the term of this Agreement, Licensee shall pay to the Licensor royalties in accordance with the rates specified in the following schedule on the net selling price or fair market value ("Sales Value") of each Licensed Product sold by it or its sublicensees.


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ABL Properties/TRB License Agreement


                        Schedule of Royalty Rates
                    per Calendar Year Starting with
                     the Calendar Year During Which
             the Effective Date of This Agreement Occurred


             Sales Value                                  Royalty Rate


First $10 million of Sales Value                           One Percent (1.0%)

Second $10 million of Sales Value              Quarters of One Percent (0.75%)

More than $20 million of Sales Value           One-Half of One Percent (0.5%)

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4.2         The net selling price means the sum which is billed to customers in the usual course of business less quantity and cash discounts actually allowed and less sales, use, and other similar taxes and any transportation, installation, or delivery charges borne by the Licensee. When royalties shall have been paid on Licensed Products not accepted or returned and not paid for by the customer, such royalties shall be credited against future royalties to be paid hereunder.
            In the event that any Licensed Product is put into use or otherwise disposed of, or if sales are made otherwise than by an arms-length transaction, the net selling price shall not be less than the fair market value (which shall not be less than the complete cost of the product plus the Licensee's usual profit factor).
            Licensed Products shall be regarded as sold upon the earliest of
            (i) date shipment is billed, (ii) date shipment is delivered or
            (iii) date payment is made.

4.3 In the case of sublicenses or distributorships granted by Licensee to sublicensees or distributors for territories other than the United States of America (hereinafter collectively called "International Sublicensees"), the following special provisions shall apply:


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ABL Properties/TRB License Agreement


4.3.1	Licensee shall pay to Licensor or cause the International
        Sublicensees to pay directly to Licensor, all license fees payable to Licensee by International Sublicensees under the respective sublicense or distributorship agreements between Licensee and the International Sublicensees, subject to the Aggregate Limit defined in 4.3.3 below.

4.3.2	Licensee shall pay to Licensor all profit earned on the sale of
        Licensed Products to International Sublicensees, subject to the Aggregate Limit.

4.3.3	Once the amounts paid by or on behalf of Licensee under
        Sections 4.3.1 and 4.3.2, together with royalties paid to Licensor on account of sales of Licensed Products by International Sublicensees (or their distributors or subdistributors) in accordance with Section 4.1, equal in the aggregate THREE MILLION THREE HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($3,325,000)
        (herein called the "Aggregate Limit"), Licensee shall have no further obligation with respect to the payment of license fees and profit specified in Sections 4.3.1 and 4.3.2., but Licensee shall remain obligated to pay royalties in accordance with Section 4.1.

4.3.4	It is understood that Licensee may decide to conduct its business through a holding company structure involving the establishment of separate subsidiaries for international operations and domestic US operations. In such case, the international subsidiary shall assume any existing license or distributorship agreements with International Sublicensees and shall conduct all future licensing and other contracting with International Sublicensees. and such subsidiary shall be responsible for fulfilling the obligations of


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ABL Properties/TRB License Agreement

                        Licensee under this Section 4.3 (and under Section
                        4.1 with respect to royalties on account of sales by International Sublicensees or their distributors or subdistributors); provided, however, that Licensee shall remain fully liable for ensuring the fulfillment of such obligations by its subsidiary.

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4.4	Royalties shall be paid within 30 days after the end of each semiannual period ending on June 30 or December 31, commencing with the semiannual period during which the effective date of this Agreement occurred. Together with such payment, Licensee shall furnish the Licensor a statement, certified by a responsible official of the Licensee, showing all Licensed Products which were sold or put into use during such semiannual period, the net selling price, or where applicable, the fair market values thereof, and the amount of royalty payable thereon. If no Licensed Product has been sold or put into use, the statement shall show that fact.

4.5	Royalty payments provided for in this Agreement shall, when overdue, bear interest at an annual rate of 1 % over the rate quoted by the head office of Citibank, NA in New York City as its "prime rate" from time to time during delinquency.

4.6	Licensee shall bear all taxes imposed as a result of the existence for operation of this Agreement.

4.7	Licensee shall keep full and accurate and complete books of account and records of its development, manufacturing, and marketing activities respecting Licensed Products in sufficient detail to enable the determination and verification of the payments of royalties and other obligations of the Licensee hereunder. Licensee further agrees to permit Licensor's representatives to inspect Licensee's books and records at all reasonable times during usual business hours. Such records shall be kept for the term of this Agreement and at least three years thereafter.


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ABL Properties/TRB License Agreement

Part V  Production and Marketing


5.1	Licensee shall allocate sufficient quantities of its resources, capital equipment, material, and labor so as to manufacture Licensed Products and make them available to customers.

5.2	If in any calendar year starting 1994 the royalty payable hereunder for that year, does not amount to One Hundred Thousand dollars ($100,000.00) and Licensee does not make up the deficiency within 60 days of the end of such year, the Licensor may by 30 days notice in writing terminate the licenses granted by this Agreement to Licensee.

Part VI. Warranty Disclaimer and Confidentiality

6.1	Each party represents and warrants that it has the right to grant the rights and licenses granted by this Agreement and undertake the obligations provided for in this Agreement.

6.2	Nothing in this Licensing Agreement shall be construed as:

        (a) a warranty or representation by either party as to the validity or scope of any patent;
        (b) a warranty or representation that anything made or used under any license granted herein is or will be free from infringement of patents or other intellectual property rights of third persons;
        (c) a requirement that either party shall file any patent application. secure any patent, or maintain any patent in force;
        (d) an obligation to bring or prosecute actions or suits against third persons for infringement of any patent or for violation of any proprietary rights;


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ABL Properties/TRB License Agreement

        (e) a granting by implication, estoppel, or otherwise any licenses or rights under any technology or patents other than expressly licensed by this Agreement; or
        (f) a warranty or representation as to the accuracy, sufficiency, or suitability for any use of any information furnished hereunder.

6.3	Licensor extends no warranty of any kind, express or implied, or assumes any responsibility whatsoever with respect to the commercial utility and profitability of the license to Licensee.

6.4	Licensee hereby agrees to indemnify and hold Licensor, his agents, and employees harmless from any loss or expense or any claims arising out of injury, disability, property damage, or death of Licensee's employees, agents or representatives, or other parties acting on Licensee's behalf who may visit Licensor's facilities, whether or not such injury, disability, property damage. or death is due to the negligence of Licensor, his agents, or employees.

6.5	The Licensee covenants to employ best efforts to protect the
        Technology and Know-How, in particular not to make it accessible to third parties, and to maintain the secrecy of documentary materials set forth in Article 3.1., except as may be reasonably necessary for the sale of Licensed Products or their commercial application after sale.

6.6	The obligations set forth in Article 6.5 shall not apply to (a)
        information which is disclosed notwithstanding Licensee's use of the same precautions which it uses to protect its own confidential Information; and (b) information which is confidential hereunder but which comes into the public domain without breach of the obligation of confidence as set forth herein, or is known to Licensee prior to receipt, or is received by Licensee from a third party without restriction. This Article and Article 6.5 shall survive the expiration or termination of this Agreement.


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ABL Properties/TRB Licensing Agreement

6.7	Should either party learn or believe that the Licensor's Patent
        Rights or Know-How licensed hereunder is being infringed upon by a third party, that party shall inform the other party of all facts known to it concerning the infringement thereof without delay as soon as such infringement shall become known. The parties will consult with respect to the advisability of legal proceedings against the infringer. Should the Licensor elect to undertake no legal procedures in enforcement of such rights, the Licensee is empowered to initiate such action in the Licensor's name and place, and Licensor shall cooperate with the Licensee without charge, but upon payment of Licensor's reasonable expenses.

6.8	Licensor will promptly notify licensee of any and all Issue Fees or
        Maintenance Fees required to secure any patent or maintain any patent in force and in the event the Licensor chooses not to pay such fees, the Licensee shall have the right to make such payments in the Licensor's name and Licensor shall cooperate with the Licensee without charge, but upon payment of Licensor's reasonable expenses.

6.9	Should the Licensor elect not to file foreign patent applications, which he has the right to file, Licensee shall have the right to file such patent applications in any country except Taiwan and Korea corresponding to any patent or patent application included in the Patent Rights. Licensor shall permit the use of his name on any such applications and shall cooperate with the Licensee without charge, but upon payment of Licensor's reasonable expenses.


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ABL Properties/TRB License Agreement


Part VII. Termination

7.1 Unless earlier terminated as provided for herein, this Agreement shall continue until the expiration of the last to expire patent included in the Patent Rights.
7.2 If at any time either party shall fail any of its obligations and where such failure, if remediable, is not remedied within 30 days of the notice of the other party to do so, then the other party may give a written notice declaring that this Agreement is terminated.
7.3 This Agreement shall terminate, upon occurrence of any of the following events unless Licensor otherwise elects upon notice of occurrence of the event:
(i) Licensee makes an assignment for the benefit of creditors, commences (as the debtor) a case in Bankruptcy, or commences (as the debtor) any proceeding under any other insolvency law;
(ii) A case in Bankruptcy or any proceeding under any other insolvency law is commenced against Licensee (as the debtor) and is consented to by Licensee or remains undismissed for 40 days, or Licensee consents to or admits the material allegations against it in any such case or proceeding; or
(iii) A trustee, receiver, or agent (however named) is appointed or authorized to take charge of substantially all of the property of Licensee for the purpose of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of creditors.


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ABL Properties/TRB License Agreement

Part VII. Miscellaneous


8.1	Neither this Agreement nor any licenses or right hereunder, in whole or in part, which are granted by Licensor to Licensee shall be assignable or otherwise transferable without the written consent of Licensor; provided, however, that this provision shall not be construed to restrict Licensee from transferring its rights and obligations hereunder to a newly formed Delaware corporation into which Licensee may be merged or from sublicensing to wholly-owned subsidiary corporations for the purpose of further sublicensing the rights granted hereunder.

8.2	Any notice, request, or information shall be deemed to be
        sufficiently given by one party when sent by certified mail addressed to the other party and to the attention of the individual executing this Agreement at its office above specified or at such address and to the attention of such specified individual as the other party shall have designated by written notice.

8.3	In the event that any provision of this Agreement shall be rendered invalid or otherwise unenforceable by any competent or judicial government authority, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement unless such invalidity or unenforceability does substantial violence to the Agreement as a whole.

8.4	The construction or performance of this Agreement shall be governed by the law of the State of New York.

8.5	This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges all prior understandings, discussions, and negotiations between them. It amends and supersedes the Exclusive Licensing Agreement between the parties dated October 19, 1993. Neither of the parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to such subject

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ABL Properties/TRB License Agreement


matter other than as expressly provided herein or as duly set forth on or subsequent to the dates hereof in writing and signed by a proper and duly authorized representative of the parties to be bound thereby.


        IN WITNESS WHEREOF, each of the parties have caused this Agreement to be executed in duplicate originals by its duly authorized representative on the respective dates entered below.


TRB SYSTEMS INC.                 ABL PROPERTIES COMPANY
  (Licensee)                          (Licensor)


By: /s/Byung D.Yim/s/           	By: /s/Byung D.Yim/s/
Byung D. Yim
President
Date: March 31, 1997             Date: March 31, 1997


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